Royce Biomedical Inc. completes acquisition of Smart-Tek Communications, Inc.

CORTE MADERA, Calif.--(BUSINESS WIRE)—April 19, 2005 Royce Biomedical, Inc. ("Royce") (OTCBB:RYBO) announced today that it has acquired Smart-Tek Communications Inc. ("SCI"), a leader in integrated security and communication systems, including the design, sales, installation and service of CCTV, access control, intercom and communications systems, security surveillance and monitoring systems.

SCI, in business since 1997, is a market leader in integrated security, voice and data communication systems and specializing in the design, sale, installation and service of CCTV, access control, intercom and communication systems. SCI provides seamless integration of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a leading security and low voltage systems provider in the Greater Vancouver area, currently supplying over 45% of new construction projects in the downtown core alone.

Donald Gee, CEO of Royce commented, “The completion of the acquisition of SCI will now allow Royce to implement its revised business plan geared towards security, surveillance and related industry sectors.  In due course, Royce will change its name to more accurately reflect the new business strategy.”

Donald Gee, further added, “Today, the issue of security is first and foremost in the minds of citizens, businesses and governments.  It is a pleasure to work with SCI in their progressive and innovative approach to security and surveillance.  We look forward to leveraging SCI and Royce by sourcing and potentially acquiring additional complementary businesses in the future”.

Perry Law, President of SCI commented, “We have worked tirelessly for nearly a decade to position ourselves as leaders in the integrated security and communications industry in our marketplace.  Through these efforts, the employment of innovative technology and our reputation for on time completion of projects, we have amassed a stellar list of clients which we are proud to service”.

Perry Law further added, “With over 20 hi-rise projects comprising approximately 2,500 units, and an additional 6 commercial and government projects all currently booked and under construction, SCI could potentially post a record year in profitability and revenues in the range of $6MM-7MM are not unimaginable based on current trends we are seeing.  The combination of our leadership position in conjunction with access to the public markets will enhance our expansion capabilities through acquisitions, supporting our continued growth beyond our immediate markets.”

Terms of the acquisition were not announced.

SCI clients include 911 emergency call centers, municipal and federal law enforcement agencies, municipalities, utilities, airports, property developers and general contractors both national and international.

More information about SCI can be found at www.smart-tek.com.

About Royce Biomedical, Inc.

Royce Biomedical, Inc. was incorporated in Nevada on March 22, l995 and prior to April 1999, Royce manufactured and sold diagnostic test kits used to detect pregnancy, thyroid disorders and other medical conditions. In an effort to penetrate the Chinese immunodiagnostic market quickly, Royce signed an agreement in April 1999 with Xili Pharmaceutical Group, Inc. of the People's Republic of China to market and distribute H. Pylori diagnostic test kits supplied by Royce and to provide clinical data and training to Xili personnel.

Concurrent with the appointment of a new Board of Directors and Executive Management team in December 2004, Royce undertook a comprehensive review of its business model and initiated an aggressive plan to seek merger or acquisition candidates to not only expand or diversify its existing line of business, but also to provide sufficient cash flows to accelerate its growth strategy during the next several years.

About Smart-Tek Communications Inc.

Smart-Tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of CCTV, access control, intercom and communication systems. We provide seamless integration of the latest in security technology with proven electronic hardware and software products. Since 1997, SCI has positioned itself as a leading security and low voltage systems provider in the Greater Vancouver area, currently supplying over 45% of new construction projects in the downtown core alone. Valued customers include major developers, general contractors and electrical contractors, hospitals, Crown Corporations, police agencies and retail facilities. Projects range from high-end residential and commercial developments, design-build, to system upgrades and monitoring contracts. Strong relationships with both customers and suppliers have been key to SCI's growth and success in retaining existing clients and providing a consistently superior product at competitive pricing.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the successful completion of the acquisition of Smart-Tek Communications Inc., and the ability of Royce Biomedical Inc. to generate revenues for the Company.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products. These forward-looking statements are made as of the date of this news release, and Royce Biomedical, Inc. assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the United States Securities and Exchange Commission.

CONTACT: Royce Biomedical, Inc. Donald Gee, 415-738-8887 rybo_ir@yahoo.com